ARTICLES OF ORGANIZATION
OF
SHOW ME ETHANOL, LLC

The undersigned hereby forms and establishes a limited liability company under the laws of the State of Missouri.

ARTICLE I

The name of the limited liability company is: Show Me Ethanol, LLC.

ARTICLE II

The purposes for which the limited liability company is organized are:

A.  To engage in the business of purchasing and processing agricultural bio mass, including corn and other grains, for the production and sale of ethanol and its byproducts; and

B.  The transaction of any lawful business for which a limited liability company may be organized under the Missouri Limited Liability Company Act.

ARTICLE III

The address of the limited liability company’s registered agent in Missouri is 3500 One Kansas City Place, 1200 Main Street, Kansas City, Missouri 64105, and the registered agent in charge thereof at such address is BC Agent Services, Inc.

ARTICLE IV

The management of the limited liability company is vested in one or more managers.

ARTICLE V

The duration of the limited liability company is perpetual.

ARTICLE VI

The name and address of the organizer are Dianna L. Wood, 3500 One Kansas City Place, 1200 Main, Kansas City, MO 64105.

In affirmation thereof, the undersigned, does hereby declare that the facts herein stated are true, and accordingly has signed these Articles this 23rd day of January, 2006.

Dianna L. Wood